Third Amendment to Employment Agreement

        This Third Amendment to Employment Agreement is made effective on the 7th day of March, 2008, between Coeur d’Alene Mines Corporation (“Company”), and Mitchell J. Krebs (“Employee”).

        Whereas, the parties executed an Employment Agreement dated July 1, 2005 (the “Employment Agreement”), and

        Whereas, the Employment Agreement initial term was further amended to extend the initial term on July 31, 2006 and further amended on July 31, 2007 whereby the current term runs through July, 31, 2009, and

        Whereas, the parties desire to further amend the terms of the Employment Agreement as contemplated by the Employment Agreement and as set forth below;

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.      Employment. The Company agrees to employ Employee as Senior Vice President and Chief Financial Officer and Employee accepts such employment, on the terms and conditions of this Agreement.

2.      Bonus. Upon consummation of this Amendment, the Company agrees to make a one time payment of $25,000 to Employee.

3.      Compensation. The Company shall pay to Employee during the duration of the term of this Agreement as follows:

(a) A base salary of $262,449 annually, payable in equal monthly installments, which may be reviewed annually during any Agreement year, but which may not be decreased, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement;

(b) Such other compensation and benefits that may be made available by the Company in the discretion of the Board of Directors, consisting of bonuses, short- term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board. It is understood that Employee shall be a participant in all compensation and benefit programs, both pension and welfare benefit plans, which exist for the executive staff of the Company;

(c) Employee shall be entitled to earn an annual incentive bonus during each calendar year of this Agreement payable in cash pursuant to the Company’s Annual Incentive Plan (AIP) equal to no less than 45% of Employee’s then current annual salary, which, at the date of this Agreement, is the potential sum of $118,102 and a maximum of $236,204. In addition, Employee shall be entitled to earn a long-term incentive bonus, payable in cash and/or stock, stock options or other compensation under the Company’s Long Term Incentive Plan (LTIP) with a target of 140% or potential of $367,429. Such bonuses are at the discretion of the Board of Directors and subject to all other terms contained in the Employment Agreement.

4.      Relocation and Temporary Housing. Employee shall relocate to Coeur d’ Alene Idaho region and the Company shall pay reasonable relocation expenses. The Company shall provide temporary housing for Employee in Coeur d’ Alene, Idaho pending Employee’s relocation.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the day and year first written above.

Coeur d’ Alene Mines Corporation

By /s/ Dennis Wheeler
Dennis Wheeler, President and CEO

/s/ Mitchell J. Krebs
Mitchell J. Krebs